Exhibit 4(a)

    Specimen Flexible Payment Variable Accumulation Deferred Annuity Contract

================================================================================

WESTERN RESERVE LIFE                                     Administrative Office:
ASSURANCE CO. OF OHIO                                             P.O. Box 5068
(A STOCK COMPANY)                                Clearwater, Florida 33758-5068
Home Office:  Columbus, Ohio                                     (727) 299-1800
================================================================================

IN THIS CONTRACT Western Reserve Life Assurance Co. of Ohio will be referred to as WE, OUR or US. OFFICE refers to Our Administrative Office located in Clearwater, Florida.

WE agree to pay the benefits of this Contract in accordance with its provisions. CONTRACT VALUES DURING THE ACCUMULATION PERIOD WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE CONTRACT VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE APPLICABLE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CONTRACT VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SUBACCOUNT OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

THE CONSIDERATION for this Contract is the application and the payment of the Initial Premium.

THE ANNUITANT, OWNER, AND BENEFICIARY are as shown in the application unless changed in accordance with the provisions of this Contract.

THE PROVISIONS on the following pages are part of this Contract.

READ YOUR CONTRACT CAREFULLY.

IN WITNESS WHEREOF, We have signed this Contract at Our Office in Clearwater, Florida as of the Contract Date.

/s/ JOHN R. KENNEY                                 /s/ WILLIAM H. GEIGER
----------------------------                       ----------------------------
       Secretary                                            President

================================================================================

                            RIGHT TO EXAMINE CONTRACT

The Owner may cancel this Contract at any time within ten days after receipt by returning it to Us at P.O. Box 5068, Clearwater, Florida 33758. If the Contract is returned within this period, We will pay to the Owner the sum of:

1. The total premiums received; plus (or minus)
2. The accumulated gains (or losses), if any, in the Separate Account for this Contract as of the date We receive the returned Contract.

================================================================================

             FLEXIBLE PAYMENT VARIABLE ACCUMULATION DEFERRED ANNUITY

                         Death Benefit Prior to Maturity
                   Monthly Annuity Commencing on Maturity Date
                        Non-Participating - No Dividends


================================================================================

                                 CONTRACT GUIDE

============================================================================================================================
CONTRACT SCHEDULE......................................    3     SEPARATE ACCOUNT PROVISIONS (continued)
DEFINITIONS............................................    5       Addition, Deletion or Substitution of
   Accounts............................................    5          Investments...................................   10
   Accumulation Period.................................    5       Change of Investment Objective...................   11
   Accumulation Unit Value.............................    5       Accumulation Unit Value..........................   11
   Age.................................................    5     PREMIUM PROVISIONS.................................   12
   Annuitant...........................................    5       Premiums.........................................   12
   Annuity Proceeds....................................    5     CONTRACT VALUE PROVISIONS..........................   12
   Annuity Unit Value..................................    5       Net Premium......................................   12
   Annuity Value.......................................    5       Allocation of Net Premiums.......................   12
   Cash Value..........................................    5       Subaccount Value.................................   12
   Contingent Beneficiary..............................    5       Fixed Account....................................   13
   Contract Date.......................................    5       Annual Contract Charge...........................   13
   Death Benefit Proceeds..............................    6       Annuity Value....................................   14
   Death Report Day....................................    6       Partial Surrender................................   14
   Fixed Account.......................................    6       Cash Value.......................................   14
   Maturity Date.......................................    6       Basis of Computation.............................   14
   Premium Tax.........................................    6     DEATH BENEFIT PROVISIONS...........................   15
   Reallocation Date...................................    6       Death of Annuitant During the
   SEC.................................................    6          Accumulation Period...........................   15
   Separate Account....................................    6       Death Benefit Proceeds...........................   15
   Series Fund.........................................    6       Alternative Election.............................   15
   Subaccount..........................................    6     ANNUITY PROVISIONS.................................   16
   Surrender...........................................    6       Commencement of Annuity Payments.................   16
   Valuation Date......................................    6       Maturity Date....................................   16
   Valuation Period....................................    7       Annuity Option...................................   17
   Written Notice......................................    7       Change of Annuitant..............................   17
GENERAL PROVISIONS.....................................    7       Payee............................................   17
   The Contract........................................    7       Availability.....................................   17
   Ownership...........................................    7       Age..............................................   17
   Change of Ownership Upon Request....................    7       Proof of Age and Sex.............................   17
   Change of Ownership Upon Death of Owner.............    8       Proof of Survival................................   17
   Beneficiary.........................................    8       Death Benefit After Maturity Date................   17
   Change of Beneficiary...............................    8       Restrictions.....................................   18
   Assignment..........................................    8     FIXED ACCOUNT ANNUITY PAYMENTS.....................   18
   Incontestability....................................    9       Interest and Mortality...........................   18
   Age and Sex.........................................    9       Amount of Monthly Fixed Account Annuity
   Contract Years......................................    9         Payment........................................   18
   Reports.............................................    9       Fixed Account Annuity Options....................   18
   Contract Payment....................................    9     VARIABLE ACCOUNT ANNUITY PAYMENTS..................   20
   Protection of Proceeds..............................    9       Annuity Unit Value...............................   20
SEPARATE ACCOUNT PROVISIONS............................    9       Determination of the First Variable
  Subaccounts..........................................   10          Payment.......................................   21
  Transfers Among Subaccounts During the                           Determination of Subsequent Variable
      Accumulation Period..............................   10          Payments......................................   21
  Transfers Among Subaccounts After the                            Variable Account Annuity Options.................   21
     Maturity Date.....................................   10

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                                CONTRACT SCHEDULE
--------------------------------------------------------------------------------

OWNER:             John Doe

ANNUITANT:         John Doe

ISSUE AGE          35                      CONTRACT NUMBER:   01-12345678

SEX:               Male                    CONTRACT DATE:     September 03, 1998

ANNUITY OPTION:    D-10 Year Certain       MATURITY DATE:     August 01, 2058

INITIAL PREMIUM:   [ $10,000,000 ]         REALLOCATION DATE: September 18, 1998

                                           REALLOCATION ACCOUNT: [Money Market]


                          ANTICIPATED PREMIUM PATTERN*
                               No planned Premium
            Issued with the Initial Premium as a Single Premium Plan

* The anticipated premium pattern is based upon selection made in the application. The amount may be changed in accordance with the Premium Provisions on Page 11.


SEPARATE ACCOUNT PROVISIONS

   Separate Account:                        WRL Series Annuity Account

   Separate Account Charge:                 [ 0.15% - 1.65% ]

PREMIUM PROVISIONS

   Maximum Additional Annual Premium:       $1,000,000 (Without Prior Approval)

   Minimum Additional Premium:              [ $50 - $10,000 ]

CONTRACT VALUE PROVISIONS

   Annual Contract Charge:                  [ $0 - $30 ]

   Minimum Balance:                         [ $5,000 - $1,000,000 ]

   Maximum Fixed Account Balance:           [ $500,000 ]

                     THIS PAGE IS INTENTIONALLY LEFT BLANK

                                                                     DEFINITIONS
===============================================================================

ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

ACCUMULATION PERIOD            The period between the Contract Date and the
                               Maturity Date while the Contract is in force.

ACCUMULATION                   An accounting unit of measure used to calculate
UNIT VALUE                     Subaccount values for the Contract during the
                               Accumulation Period.

AGE Issue Age refers to the Age of the Annuitant on his/her birthday immediately preceding the Contract Date. Attained Age refers to the Issue Age plus the number of completed contract years.

ANNUITANT                      The person named on the application, or as
                               subsequently changed, to receive annuity payments. The Annuitant may be changed as provided in the Death Benefit Provisions and Annuity Provisions.

ANNUITY PROCEEDS               The amount applied to purchase periodic annuity
                               payments. Such amount is the Annuity Value on the Maturity Date, less any applicable Premium Tax.

ANNUITY UNIT VALUE             An accounting unit of measure used to calculate
                               annuity payments from a Subaccount after the Maturity Date.

ANNUITY VALUE                  The value as described in the Annuity Value
                               section of the Contract Value Provisions.

CASH VALUE                     The value as described in the Cash Value section
                               of the Contract Value Provisions.

CONTINGENT                     The new Beneficiary upon the current
BENEFICIARY                    Beneficiary's death.

CONTRACT DATE                  The later of the date on which payments are first
                               received and the date the properly completed application is received by Us at Our Office.

DEATH BENEFIT                  The value as described in the Death Benefit
PROCEEDS                       Proceeds section of the Death Benefit Provisions.

DEATH REPORT DAY               The Valuation Date coincident with or next
                               following the day on which We have received both:
                               1) due proof of death; and 2) a Written Notice for an election of a) a single sum payment or
                               b) an alternative election as described under the Death Benefit Provisions.

FIXED ACCOUNT                  An allocation option other than the Separate
                               Account.

MATURITY DATE                  The date of the Annuitant's 95th birthday, on
                               which the Accumulation Period ends and annuity payments are to commence. The date may be changed as provided in the Annuity Provisions.

PREMIUM TAX                    Premium Tax levied by a state or other government
                               entity. The Premium Tax will be paid when due and charged either against the premium or the contract value.

REALLOCATION DATE              The date on which any premiums are reallocated
                               from the Reallocation Account to the Accounts elected by the Owner. The Reallocation Date is shown on the Contract Schedule page.

SEC                            The United States Securities and Exchange
                               Commission.

SEPARATE ACCOUNT               A separate investment account composed of several
                               Subaccounts established to receive and invest net payments under the Contract and under other variable annuity contracts issued by the Company.

SERIES FUND                    A designated mutual fund from which a Subaccount
                               of the Separate Account will buy shares.

SUBACCOUNT                     A Separate Account allocation option that is made
                               available under this Contract.

SURRENDER                      The termination of the Contract at the option of
                               the Owner.

VALUATION DATE                 Each day on which the New York Stock Exchange is
                               open for business.

VALUATION PERIOD               The period commencing at the end of one Valuation
                               Date and continuing to the end of the next succeeding Valuation Date.

WRITTEN NOTICE                 Written Notice means a notice by the Owner to Us
                               requesting or exercising a right of the Owner as provided in the Contract provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our Administrative
                               Office.

                                                              GENERAL PROVISIONS
===============================================================================

THE CONTRACT                   This Contract, the attached application, if any,
                               and any contract Riders constitute the entire
                               Contract. No Contract provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary. We reserve the right to amend the Contract to meet the requirements of any applicable Federal or state laws or regulations.

OWNERSHIP                      This Contract belongs to the Owner. The Owner
                               as shown on the Contract Schedule page, or as subsequently changed, may exercise all rights under this Contract including the right to transfer ownership. These rights may be subject to the consent of any assignee or irrevocable beneficiary. Joint Owners may be named, provided the Joint Owners are husband and wife.

CHANGE OF                      We will not be bound by any requested change in
OWNERSHIP UPON                 the ownership designation unless it is made by
REQUEST                        Written Notice. The change will be effective on
                               the date the Written Notice is  accepted by Us.
                               If We request, this Contract must be returned to Our Office for endorsement.

                               Changing the Owner cancels any prior ownership designation, but it does not change the Beneficiary or the Annuitant.

CHANGE OF                      Should the Owner die during the Accumulation
OWNERSHIP UPON                 Period, We will be bound by the following:
DEATH OF OWNER
                                 1. In the event of death of one Joint Owner, this Contract will continue with the surviving Joint Owner as sole Owner.
                                 2.  If the Owner is the Annuitant, then the
                                     Death Benefit Proceeds are payable as
                                     provided in the Death Benefit Provisions.
                                 3. If the Owner is not the Annuitant and dies before the Annuitant:
                                     (a)  If no Beneficiary is named and alive,
                                          the Owner's estate will become the
                                          new Owner.  The Cash Value must be
                                          distributed within five years of the
                                          former Owner's death;
                                     (b)  If the Beneficiary is alive and is the
                                          Owner's spouse, this Contract will
                                          continue with the spouse as the new
                                          Owner; or
                                     (c)  If the Beneficiary is alive and is not
                                          the Owner's spouse, the Beneficiary
                                          will become the new Owner. The Cash
                                          Value must be distributed either:
                                          (1)  within five years of the former
                                               Owner's death; or
                                          (2)  over the lifetime of the new
                                               Owner, if a natural person, with
                                               payments beginning within one
                                               year of the former Owner's death;
                                               or
                                          (3)  over a period that does not
                                               exceed the life expectancy (as
                                               defined by the Internal Revenue
                                               Code and Regulations adopted
                                               under the Code) of the new
                                               Owner, if a natural person, with
                                               payments beginning within one
                                               year of the former Owner's death.

BENEFICIARY                    The Beneficiary, as named in the application or
                               subsequently changed, is entitled to receive the Death Benefit Proceeds, if any, as provided in the Death Benefit Provisions of this Contract, or the Cash Value, if any, as provided in 3.c above. If no Beneficiary is alive, the benefits payable to the Beneficiary will be paid to the Owner, if surviving, otherwise to the Owner's estate.

CHANGE OF                      We will not be bound by any change in the
BENEFICIARY                    Beneficiary designation unless it is made by
                               Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Contract must be returned to Our
                               Office for endorsement.

ASSIGNMENT                     This Contract may be assigned prior to the
                               Maturity Date. We will not be bound by any assignment unless made by Written Notice. The
                               Assignment will be effective on the date the Written Notice is received at Our Office and accepted by Us. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY               This Contract is incontestable from the Contract
                               Date.

AGE AND SEX                    If a date of birth or sex has been misstated, any
                               amount payable will be adjusted to conform to the correct date of birth and sex.

CONTRACT YEARS                 Contract years, quarters and anniversaries are
                               measured from the Contract Date.

REPORTS During the Accumulation Period, We will send a report to the Owner at least once each year. It will show the activity that occurred during the year and the value of the Contract as of the date of the report.

CONTRACT PAYMENT               All payments from the Fixed Account will be paid
                               in one sum unless otherwise elected under the Annuity Provisions of this Contract. We have the right to postpone payments and transfers from the Fixed Account for up to six months. All payments and transfers from the Subaccounts will be processed as provided in this Contract unless one of the following situations exist:

                               1.  The New York Stock Exchange is closed; or
                               2. The SEC requires that trading be restricted or declares an emergency; or
                               3.  The SEC allows Us to defer payments to
                                   protect Our contractowners.

PROTECTION OF                  Unless the Owner directs by filing Written
PROCEEDS                       Notice, no Beneficiary may assign any payments
                               under this Contract before the same are due. To the extent permitted by law, no payments under this Contract will be subject to the claims of creditors of any Beneficiary.

                                                     SEPARATE ACCOUNT PROVISIONS
================================================================================

The variable benefits under this Contract are provided through the Separate Account referenced on the Contract Schedule page. The assets of the Separate Account are Our property. Assets equal to the liabilities of the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the contracts supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any contract benefits vary, but at least monthly.

SUBACCOUNTS                    The Separate Account has various Subaccounts.
                               Each Subaccount invests exclusively in shares of one of the portfolios of an underlying Series
                               Fund. Assets invested after the Maturity Date may be invested in different Subaccounts than assets invested during the Accumulation Period.
                               We reserve the right to add or remove any Subaccount of the Separate Account. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, that Subaccount without regard to income, gains, or losses in other Subaccounts.
                               Any amount charged against the contract value for federal or state income taxes will be deducted from that Subaccount.

TRANSFERS AMONG                During the Accumulation Period, the Owner may
SUBACCOUNTS DURING             transfer all or a portion of this Contract's
THE ACCUMULATION               value in its Subaccounts to other Subaccounts or
PERIOD                         the Fixed Account. We reserve the right  to limit
                               the number of transfers and to charge a [$10] fee for each transfer after the first twelve transfers during any one contract year. This charge will be deducted from the funds transferred. We must be notified in a manner satisfactory to Us. The transfer ordinarily will take effect on the first Valuation Date on or following the date notice is received at Our
                               Office.

TRANSFERS AMONG                After the Maturity Date, the Owner may transfer
SUBACCOUNTS AFTER              the value of the variable annuity units from one
THE MATURITY DATE              Subaccount to another. The minimum amount which
                               may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, We reserve the right to include the value of those variable annuity units as part of the transfer.

                               After the Maturity Date, no transfers may be made to or from the Fixed Account. We reserve the right to limit transfers to once per contract year.

ADDITION, DELETION OR          We reserve the right to transfer assets of the
SUBSTITUTION                   Separate Account, which We determine to be
OF INVESTMENTS                 associated with the class of contracts to which
                               this Contract belongs, to another Separate
                               Account. If this type of transfer is made, the term "Separate Account", as used in this Contract, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                               We reserve the right, when permitted by law, to:

                               1.  deregister the Separate Account under
                                   the Investment Company Act of 1940;
                               2.  manage the Separate Account under the
                                   direction of a committee at any time;

                               3. restrict or eliminate any voting privileges of contractowners or other persons who have voting privileges as to the Separate Account;
                               4.  combine the Separate Account or any
                                   Subaccount(s) with one or more other Separate Accounts or Subaccounts;

CHANGE OF                      We reserve the right to change the investment
INVESTMENT OBJECTIVE           objective of a Subaccount.  If required by law or
                               regulation, an investment objective of the Separate Account, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Contract is delivered.

ACCUMULATION                   Some of the contract values fluctuate with the
UNIT VALUE                     investment results of the Subaccounts. In order
                               to determine how investment results affect the contract values, an Accumulation Unit Value is determined for each Subaccount. The Accumulation
                               Unit Value may increase or decrease from one
                               Valuation Period to the next. Accumulation Unit
                               Values also will vary between Subaccounts.

                               The Accumulation Unit Value of any Subaccount at the end of the Valuation Period is the result of:

                               1. the total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus
                               2. the accrued charge for administration and mortality and expense. The daily amount of this charge is equal to the daily net assets of the Subaccounts multiplied by the daily Separate Account Charge for the selected Death Benefit Option. The maximum annual factor for the Separate Account Charge is shown on the Contract Schedule page; minus
                               3. the accrued amount of reserve for any taxes that are determined by Us to have resulted from the investment operations of the Subaccount; and the result divided by
                               4.  the number of outstanding units in the
                                   Subaccount.

                               The use of the Accumulation Unit Value in determining contract values is described in the Contract Value Provisions.

                                                              PREMIUM PROVISIONS
================================================================================

PREMIUMS Premiums after the first are payable at Our Office. The amount of premium which may be paid during any contract year may not exceed the Maximum Additional Annual Premium shown on the Contract Schedule page without Our consent. Premiums will not be accepted in an amount less than the Minimum Additional Premium shown on the Contract Schedule page without Our consent. Our acceptance of any premium shall not constitute a waiver of these limits with respect to subsequent premiums.

                                                       CONTRACT VALUE PROVISIONS
================================================================================

NET PREMIUM                    The net premium will be the premium received less
                               Premium Tax, if any.

ALLOCATION OF NET              Net Premiums will be allocated to the Accounts on
PREMIUMS                       the first Valuation Date on or following the date
                               the premium is received at Our Office. With respect to the Initial Premium, the allocation will take place on the Contract Date. Any premium received prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation
                               Account will be transferred in accordance with the Owner's current premium allocation instructions.

                               All allocation percentages must be in whole numbers. The allocation of future net premiums may be changed by the Owner. We reserve the right to limit such change to once each year. The request for change of allocations must be in a manner satisfactory to Us. The allocation change will be effective the date the request for change is recorded by Us.

SUBACCOUNT VALUE               At the end of any Valuation Period, the
                               Subaccount value is equal to the number of units that the Contract has in the Subaccount, multiplied by the Accumulation Unit Value of that Subaccount.

                               The number of units that the Contract has in each Subaccount is equal to:

                               1. the initial units purchased on the Contract Date; plus
                               2. units purchased at the time additional net premiums are allocated to the Subaccount; plus
                               3.  units purchased through transfers from
                                   another Account; minus

                               4.  any units that are redeemed to pay for
                                   partial Surrenders; minus
                               5. any units that are redeemed as part of a transfer to another Account; minus
                               6. any units that are redeemed to pay the Annual Contract Charge, Premium Tax and transfer fees, if any.

FIXED ACCOUNT                  At the end of any Valuation Period, the Fixed
                               Account value is equal to:

                               1. the sum of all net premiums allocated to the Fixed Account; plus
                               2. any amounts transferred from a Subaccount to the Fixed Account; plus
                               3. total interest credited to the Fixed Account; minus
                               4. any amounts withdrawn from the Fixed Account to pay for partial Surrenders; minus
                               5.  any amounts transferred to a Subaccount from
                                    the Fixed Account; minus
                               6.  any amounts charged to pay the Annual
                                   Contract Charge, Premium Tax and transfer fees, if any.

                               Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time higher current interest rates. The interest rates We set will be credited for increments of at least one year measured from each purchase payment or transfer date.

                               On transfers from the Fixed Account to a Subaccount, unless We otherwise consent:

                               1. Written Notice must be within 30 days after a contract anniversary.
                               2. The transfer will ordinarily take place on the first Valuation Date on or following the date We receive such Written Notice.
                               3. The amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior contract year from the Fixed Account.

                               Unless We otherwise consent, transfers to the Fixed Account or allocation of Net Premiums to the Fixed Account may be restricted if the Fixed Account value following the transfer or allocation would exceed the Maximum Fixed Account Balance shown on the Contract Schedule page.

                               We reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

ANNUAL CONTRACT                During the Accumulation Period, the Annual
CHARGE                         Contract Charge shown on the Contract Schedule
                               page will be made once a year from the Annuity
                               Value on each contract anniversary. This charge will be deducted from each Subaccount and the Fixed Account in proportion to the value each bears to the Annuity Value. If the Contract is Surrendered on other than a contract anniversary, the charge will also be made on the date of Surrender.

                               The Annual Contract Charge prior to Surrender will be waived if either (1) the Annuity Value or (2) the sum of all net premiums received, minus all partial Surrenders, equals or exceeds [$25,000] as of the contract anniversary for which the charge is payable.

ANNUITY VALUE                  At the end of any Valuation Period, the Annuity
                               Value is equal to the sum of the Account values.

PARTIAL SURRENDER              Prior to the Maturity Date, a partial Surrender
                               may be made by the Owner without full Surrender of this Contract. Unless We otherwise consent:

                               1.  The request must be made by Written Notice.
                               2. The partial Surrender may not reduce the Cash Value to less than the Minimum Balance shown on the Contract Schedule page.
                               3.  No amount from the Fixed Account may be
                                   partially surrendered.

                               The amount payable will be the amount of the partial Surrender less any Premium Tax. The Subaccount(s) for the Surrender may be specified. If not specified, partial Surrenders will be deducted from each Subaccount and, if We consent, the Fixed Account in proportion to the value each bears to the Annuity Value.

                               During any contract year, including the first, and upon Written Notice from the Owner, a systematic partial Surrender option is available on a monthly, quarterly, semi-annual or annual basis. We reserve the right to limit the amount of any systematic partial Surrender to no less than $200.

CASH VALUE                     This Contract may be surrendered by the Owner for
                               its Cash Value upon Written Notice at any time prior to the then current Maturity Date. The Cash
                               Value at any time equals the Annuity Value on the Valuation Date coincident with or next following the date We receive Written Notice of Surrender less any applicable Premium Tax less the Annual
                               Contract Charge. Payment will usually be made within seven days of Written Notice subject to the Contract Payment section of the General
                               Provisions and the Fixed Account section of these provisions.

BASIS OF COMPUTATION           A detailed statement of the method of computation
                               of values has been filed with the insurance supervisory official of the jurisdiction in which this Contract is delivered. All values for this Contract are equal to or greater than the values required by statutes in such jurisdiction.

                                                        DEATH BENEFIT PROVISIONS
================================================================================

DEATH OF ANNUITANT             If the Annuitant dies during the Accumulation
DURING THE                     Period and the Owner is a natural person other
ACCUMULATION PERIOD            than the Annuitant, the Owner will automatically
                               become the Annuitant and this Contract will continue. In the event of Joint Owners, the younger Joint Owner will automatically become the new Annuitant and this Contract will continue.

                               If the Annuitant dies during the Accumulation Period and the Owner is either (1) the same individual as the Annuitant; or (2) other than a natural person, then the Death Benefit Proceeds as calculated below are payable to the Beneficiary. However, in the event of Joint Owners, if the Annuitant dies during the Accumulation Period and is the same individual as one of the Joint Owners, the surviving Joint Owner will automatically become the Annuitant and this Contract will continue.

DEATH BENEFIT                  The Death Benefit Proceeds during the
PROCEEDS                       Accumulation Period will be equal to the Annuity
                               Value as of the Death Report Day.

ALTERNATIVE ELECTION           If the Beneficiary is entitled to receive the
                               Death Benefit Proceeds, the Beneficiary may elect, in lieu of a lump sum payment, one of the following options that provides for complete distribution and termination of this Contract at the end of the distribution period:

                               1. within five years of the date of death of the Annuitant; or
                               2.  over the lifetime of the Beneficiary; or
                               3. over a period that does not exceed the life expectancy (as defined by the Internal Revenue Code and Regulations adopted under the Code) of such Beneficiary.

                               Multiple beneficiaries may choose individually among any of the three options.

                               For subparagraphs (1) and (3), the Annuity Value as of the Death Report Day will be adjusted to equal the Death Benefit Proceeds and this Contract will remain in force as a deferred annuity until the end of the elected distribution period. For subparagraph (2), the Maturity Date will be changed to the Death Report Day and the Death Benefit Proceeds will be used to purchase annuity payments under the Annuity Provisions of this Contract.

                               For elections made under subparagraph (1), We will:

                               a. at the time of election, allow one partial Surrender and one transfer of all or a portion of the Contract's value among Subaccounts or the Fixed Account without a transfer charge. Additional partial Surrender and transfers are not permitted;
                               b. not deduct the Annual Contract Charge upon complete distribution;
                               c.  not permit payment of the Death Benefit
                                   Proceeds under the Annuity Provisions of this Contract upon complete distribution.

                                 The Beneficiary may not name a Beneficiary for payment of the Death Benefit Proceeds. In the event the Beneficiary dies prior to distribution of all Death Benefit Proceeds, We will pay the remaining value of the Death Benefit Proceeds to the Contingent Beneficiary, if named by the Owner. If no Contingent Beneficiary is named, such payment will be made to the Beneficiary's estate.

                               Subparagraphs (2) and (3) may be elected only if the Beneficiary is a natural person and payments start within one year of the date of death of the Annuitant.

                               Except in the event of Joint Owners, as provided in the Death of Annuitant During the Accumulation Period provision, if the Beneficiary is entitled to receive the Death Benefit Proceeds and is the spouse of the deceased Annuitant, then the Beneficiary may elect to become the new Annuitant and Owner and keep the Contract in force in lieu of receiving the Death Benefit Proceeds. However, if the spouse is also a Joint Owner of this Contract, the terms of the Death of Annuitant During the Accumulation Period provision shall apply.

                                                              ANNUITY PROVISIONS
================================================================================

COMMENCEMENT OF                Monthly annuity payments will begin as of the
ANNUITY PAYMENTS               Maturity Date shown on the Contract Schedule
                               page, unless another Maturity Date has been elected as provided in these provisions.

MATURITY DATE                  The Maturity Date shown on the Contract Schedule
                               page may be changed to a different Maturity Date, subject to all of the following:

                               1.  Written Notice prior to the Maturity Date.
                               2. The new Maturity Date is at least 5 years after the Contract Date.
                               3.  The new Maturity Date is not beyond the
                                   Annuitant's 95th birthday.

ANNUITY OPTION                 The Annuity Option shown on the Contract
                               Schedule page may be changed to any other option available upon Written Notice prior to the Maturity Date. If a variable account annuity payment option is chosen, the Owner must include in the Written Notice the Subaccount allocation of the Annuity Proceeds as of the Maturity Date.

CHANGE OF                      As of the Maturity Date and upon agreement with
ANNUITANT                      Us, the Owner may elect a different Annuitant or
                               add a joint annuitant who will be a joint payee under either Option C or Option E.

PAYEE The Annuitant(s) on the Maturity Date will become the payee(s) and receive the annuity payments.

AVAILABILITY                   If the payee is not a natural person, an Annuity
                               Option is only available with Our permission. No
                               Annuity Option is available if:

                               1.  the payee is an assignee; or
                               2.  the periodic payment is less than $20.

AGE Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for ages or combination of ages not shown upon request.

PROOF OF AGE                   Prior to making the first monthly annuity payment
AND SEX                        under this Contract, We reserve the right to
                               require satisfactory evidence of the birthdate and the sex of any payee. If required by law to ignore differences in sex of any payee, annuity payments will be determined using unisex rates.

PROOF OF SURVIVAL              Prior to making any payment under this Contract,
                               We reserve the right to require satisfactory evidence that the payee is:

                               1.  alive on the due date of such payment; and
                               2.  legally qualified to receive such payment.

DEATH BENEFIT AFTER            The death benefit after the Maturity Date and
THE MATURITY DATE              after the commencement of annuity payments
                               depends upon the annuity option selected. If a payee dies on or after the commencement of annuity payments, the remaining portion of any interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of the payee's death.

RESTRICTIONS                   After the Maturity Date, no additional premiums,
                               partial Surrenders, full Surrenders, change of Annuitants or Annuity Options may be made under this Contract.

                                                 FIXED ACCOUNT ANNUITY PAYMENTS
================================================================================

INTEREST AND                   All Fixed Account annuity option payments are
MORTALITY                      based on a guaranteed interest rate of 3%.
                               Mortality is based on the "1983 Table a" mortality table with projection. Gender based mortality tables will be used unless prohibited by law.

AMOUNT OF MONTHLY              The amount of each monthly annuity payment will
FIXED ACCOUNT                  be determined by multiplying:
ANNUITY PAYMENT
                               1.  the appropriate rate based on the guaranteed
                                   interest rate and, for Options B and C, the mortality table for Fixed Account annuity payments; times
                               2.  the Annuity Proceeds as of the Maturity Date.

FIXED ACCOUNT                  The following options are available for payment
ANNUITY OPTIONS                of Fixed Account monthly annuity payments. The
                               rates shown are the guaranteed rates for each $1,000 of Annuity Proceeds at selected ages.
                               Any guaranteed rates not shown for the options below will be available upon request. Higher current rates may be available at the Maturity
                               Date.

Option A -                     The Annuity Proceeds will be paid in equal
Fixed Period                   installments. The installments will be paid over
                               a fixed period determined from the following table:

                                     FIXED PERIOD
                                     (IN MONTHS)             RATE
                                ---------------------- ------------------
                                         60                 17.91
                                        120                  9.61
                                        180                  6.87
                                        240                  5.51

Option B -                     The Annuity Proceeds will be paid in equal
                               installments determined from the following Life
                               Income table. Such installments are payable:

                               1.  during the payee's lifetime only (Life
                                   Annuity); or
                               2. during a 10 or 20 year fixed period certain and for the payee's remaining lifetime (Certain Period); or
                               3. until the sum of installments paid equals the Annuity Proceeds applied and for the payee's remaining lifetime (Installment Refund).

--------------------------------------------------------------------------------

                              OPTION B: LIFE INCOME
                             MONTHLY INCOME PAYMENTS

================================================================================
            Guaranteed for Life                    Guaranteed for 10 Years
------------------------------------          ----------------------------------
       Male      Age        Female              Male        Age         Female
    ---------   -----      ---------          --------     -----       ---------
      $ 3.87      50         $ 3.55            $ 3.84       50         $ 3.54
        4.23      55           3.83              4.19       55           3.82
        4.72      60           4.21              4.63       60           4.18
        5.40      65           4.73              5.22       65           4.66
        6.34      70           5.45              5.96       70           5.30


================================================================================
 Guaranteed Return of Policy Proceeds              Guaranteed for 20 Years
 ------------------------------------         ----------------------------------
       Male      Age        Female              Male        Age         Female
     --------   -----      --------           --------     -----       ---------
      $ 3.73      50        $ 3.49             $ 3.76       50         $ 3.51
        4.03      55          3.73               4.05       55           3.75
        4.40      60          4.04               4.37       60           4.06
        4.88      65          4.45               4.72       65           4.41
        5.51      70          4.99               5.04       70           4.80
--------------------------------------------------------------------------------

Option C -                     The Annuity Proceeds will be paid in equal
Joint and Survivor             installments during the joint lifetime of two
Life Income                    payees and continuing upon the death of the first
                               payee for the remaining lifetime of the survivor.

--------------------------------------------------------------------------------

                    OPTION C: JOINT AND SURVIVOR LIFE INCOME


================================================================================
               Monthly Payments for Each $1,000 of Amount Retained
--------------------------------------------------------------------------------

                                     Age of Other Payee (Female)
                 ----------------------------------------------------------------------------
   Age of One      15 Years Less        10 Years Less      5 Years Less          Same as
  Payee (Male)   Than Male Payee's   Than Male Payee's   Than Male Payee's     Male Payee's
--------------   -----------------   ------------------  ------------------  ----------------
      50              $ 2.99               $ 3.09              $3.20                 $ 3.32
      55                3.11                 3.24               3.38                   3.53
      60                3.27                 3.43               3.62                   3.82
      65                3.47                 3.69               3.94                   4.22
      70                3.74                 4.04               4.38                   4.77
--------------   -----------------   ------------------  -----------------   -----------------


                                               VARIABLE ACCOUNT ANNUITY PAYMENTS
================================================================================

ANNUITY UNIT VALUE             The Annuity Proceeds will be used to purchase
                               variable annuity units in the chosen
                               Subaccount(s). The Annuity Unit Value in any
                               Subaccount will increase or decrease reflecting the investment experience of that Subaccount.

                               The Annuity Unit Value of any Subaccount at the end of a Valuation Period is equal to (a) multiplied by (b) multiplied by (c), where:

                               (a) is the Annuity Unit Value for that Subaccount
                                   at the end of the immediately preceding
                                   Valuation Period;
                               (b) is the net investment factor for the
                                   Subaccount for the Valuation Period; and
                               (c) is the Assumed Investment Return
                                   adjustment factor for the Valuation Period.

                               The Assumed Investment Return adjustment factor for the Valuation Period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

                               The net investment factor used to calculate the value of the Annuity Unit Value in each Subaccount for the Valuation Period is determined by dividing (d) by (e) and subtracting (f) from the result, where:

                               (d) is the net result of:

                                   (1)  the net asset value of a Series Fund
                                        share held in that Subaccount determined as of the end of the current Valuation Period; plus
                                   (2)  the per share amount of any dividend or
                                        capital gain distributions made by the
                                        Series Fund for shares held in that
                                        Subaccount if the ex-dividend date
                                        occurs during the Valuation Period; plus or minus
                                   (3)  a per share charge or credit for any
                                        taxes reserved for, which We determine
                                        to have resulted from the investment
                                        operations of the Subaccount.

                               (e) is the net asset value of a Series Fund share
                                   held in the Subaccount determined as of the end of the immediately preceding Valuation Period.
                               (f) is a factor representing the mortality and
                                   expense risk fee, and administrative charge.
                                   This factor, on an annual basis, will be equal to an amount not to exceed 0.50% above the Separate Account Charge, shown on the Contract Schedule page, of the daily net asset value of a Series Fund Share held in the Separate Account for that Subaccount.

DETERMINATION OF               The amount of the first variable payment is
THE FIRST VARIABLE             determined by multiplying the Annuity Proceeds
PAYMENT                        times the appropriate rate from the variable
                               option selected. The tables are based on the "1983 Table a" mortality table with projection with a 5% effective annual Assumed Investment
                               Return and assuming a Maturity Date in the year
                               2000. Gender based mortality tables will be used unless prohibited by law.

                               The amount of the first payment depends upon the adjusted Age of the Annuitant. The adjusted Age is the Annuitant's actual Age last birthday at the Maturity Date, adjusted as follows:

                               MATURITY DATE                 ADJUSTED AGE
                               ---------------------------  ------------------
                               Before 2001                  Actual Age
                               2001 - 2010                  Actual Age minus 1
                               2011 - 2020                  Actual Age minus 2
                               2021 - 2030                  Actual Age minus 3
                               2031 - 2040                  Actual Age minus 4

                               After the year 2040 as determined by Us.

DETERMINATION OF               The amount of variable annuity payments after the
SUBSEQUENT                     first will increase or decrease according to the
VARIABLE PAYMENTS              Annuity Unit Value which reflects the investment
                               experience of the selected Subaccount(s). Each variable annuity payment after the first will be equal to the number of variable annuity units in each selected Subaccount multiplied by the Annuity Unit Value of that Subaccount on the date the payment is processed. The number of variable annuity units in any selected Subaccount is determined by dividing the first variable annuity payment allocated to that Subaccount by the variable annuity unit value of that Subaccount on the date the first annuity payment is processed.
                               The number of variable annuity units in any selected Subaccount will be increased or reduced by the number of units transferred to or from another Subaccount.

VARIABLE ACCOUNT               The following options are available for payment
ANNUITY OPTIONS                of Variable Account monthly annuity  payments.
                               The rates shown are the guaranteed rates for each $1,000 of Annuity Proceeds at selected ages.
                               These rates are used to determine the first variable payment under each option. Any guaranteed rates not shown for the options below will be available upon request.

Option D -                     The Annuity Proceeds will be paid in
Variable Life Income           installments determined from the following table.
                               Such installments are payable:

                               1. during the payee's lifetime only (Variable Life Annuity); or
                               2. during a 10 year fixed period certain and for the payee's remaining lifetime (Variable Certain Period).


=============================================================================================================================
 ADJUSTED                            VARIABLE LIFE ANNUITY                              VARIABLE CERTAIN PERIOD
PAYEE'S AGE                MALE            FEMALE            UNISEX             MALE             FEMALE          UNISEX
                     ----------------- ---------------- ----------------- ------------------ --------------- ----------------
       55                  5.46             5.06              5.26               5.39            5.03               5.21
       60                  5.93             5.42              5.68               5.81            5.37               5.59
       65                  6.60             5.91              6.26               6.37            5.82               6.10
       70                  7.55             6.63              7.09               7.07            6.43               6.75
       75                  8.87             7.70              8.29               7.89            7.23               7.56
       80                 10.75             9.30             10.03               8.74            8.18               8.46
       85                 13.36            11.68             12.52               9.50            9.11               9.31
       90                 16.94            15.13             16.04              10.04            9.80               9.92
==================== ================= ================ ================= ================== =============== ================


Option E -                     The Annuity Proceeds will be paid in installments
Variable Joint and Survivor    during the joint lifetime of two payees and
Life Income                    continuing upon the death of the first payee for
                               the remaining lifetime of the survivor.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                           Home Office: Columbus, Ohio

                             Administrative Office:
                                  P.O. Box 5068
                            Clearwater, Florida 33758

             FLEXIBLE PAYMENT VARIABLE ACCUMULATION DEFERRED ANNUITY

                         Death Benefit Prior to Maturity
                   Monthly Annuity Commencing on Maturity Date
                                Non-Participating
                                  No Dividends